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                                                                   EXHIBIT 10.20



                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 28th day of September, 1999 (the "Effective Date"), by and between Novo Media Group, a California corporation d/b/a/ Novo Interactive (the "Company"), located at 222 Sutter Street, San Francisco, California 94108, and Andrew Sievers ("Executive"), an individual residing in Tokyo, Japan.

      In consideration of the promises herein made and on the terms and subject to the conditions herein contained, the Company and Executive hereby agree as follows:

               1. Employment. The Company hereby employs Executive on the terms set forth herein and Executive hereby accepts such employment for an indefinite term beginning on the Effective Date, subject to termination as provided under
Section 5 below.

               2.     Duties.

                      (a) Executive shall be the Vice President - General Manager of New York Operations, shall report to the Chief Operating Officer ("COO") and shall have input in the management and direction of the Company as well as such other duties and responsibilities commensurate with such title as the COO may assign to Executive.

                      (b) Executive shall faithfully and diligently perform Executive's duties in conformity with the reasonable and appropriate directions of COO to the best of Executive's ability. Executive shall devote substantially all of Executive's entire working time, attention and energies to the business and affairs of the Company, subject to vacations and sick leave as provided herein and in accordance with Company policy. Notwithstanding the foregoing, Executive's devotion of time to personal investments and other business and personal matters will not be deemed a breach of this Agreement unless such activity substantially interferes with the performance of Executive's duties hereunder.

                      (c) Executive shall, subject to travel requirements on behalf of the Company, be based at the Company's offices in New York, in this regard, Executive shall maintain Executive's personal residence at a location within reasonable access to Executive's place of employment.

                3.    Compensation and Benefits.

                      (a) Base Salary. The Company agrees to pay to Executive for employment hereunder a base salary ("Base Salary") at the annual rate One Hundred Fifty Thousand Dollars and No Cents ($150,000). Executive's Base Salary may be increased (but shall not be required to increase) in such amount as shall be determined at the discretion of the Company. Executive's Base Salary will be reviewed in December of each calendar for potential increase in January of the following year. Base Salary shall be payable in installments consistent with the Company's payroll practices then in effect and

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        the Company shall withhold from such compensation all applicable federal and state income, social security, and disability and other taxes as required by applicable laws.

                      (b) Performance Bonus. Executive shall be eligible to receive an annual performance-based bonus (Performance Bonus) in an amount not less than twenty-five percent (25%) of Executive's Base Salary over the period for which the Performance Bonus is calculated (Bonus Period). Such Performance Bonus shall be based upon the performance of the Company, be determined by uniform standards applied to all Vice Presidents, and shall be payable within 30 days after the last day of the Bonus Period. The Executive and the Company must achieve the performance levels so specified for each year (or shorter period, if applicable) in order for Executive to earn the Performance Bonus. The Bonus Period will be from January I to December 31 annually. If the Executive is not employed during the entire Bonus Period, the Performance Bonus will be pro-rated based on their Executive's start date with the Company.

                      (c) One-Time Cost. The Company shall pay you a one-time allowance of net $10,000 to cover your costs associated with previous commitments. This bonus will be payable within 30 days of your start date provided you return all necessary paperwork.

                      (d) One-Time Bonus. The Company shall pay you a one-time bonus of $40 000, less applicable taxes and withholdings. This bonus will be payable within 30 days of your start date provided you return all necessary paperwork.

                      (e) Grant of Option. The Company will grant Executive an option to acquire One Hundred Thousand (100,000) shares of Common Stock in the Company pursuant to the Stock Option Agreement ("Option Agreement"), a copy of which is attached hereto as Exhibit A

                      (f) Benefits and Perquisites. Executive shall be entitled to participate in such equity, compensation and other incentive plans, benefit plans and programs, including health insurance, and receive the benefits and perquisites, as are made available to any of the management executives of the Company. In addition to normal holidays recognized by the Company, Executive shall be entitled to 3 weeks paid vacation per year accrued in accordance with the terms of the Company's vacation policy, provided however that any determination of amounts owed as accrued vacation upon termination of employment will be based on the Company's vacation policy then in effect at the time of termination and based solely upon Executive's Base Salary, as described in Section 3(a), above.

                      (g) Travel and Business Expenses. Upon submission of itemized expense statements in the manner reasonably specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for the Company's management executives.

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               4. No Conflict; No Other Employment. During Executive's
employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executives duties, hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Board of Directors of the Company, such approval not to be unreasonably withheld; or (ii) accept any other full-time or substantially full-time employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor.

               5.     Termination of Employment.

                      (a) Termination At Will By Either Party. Subject to the payment of Executive of the applicable severance payment as provided in
        Section 5(d) below, if any, either party may terminate this Agreement, for any reason, with or without Cause (as defined at Section 5(c) below), upon written notice to the other.

                      (b) Death or Permanent Disability of Executive. This Agreement will terminate automatically upon the death or permanent disability of Executive. Executive will be deemed permanently disabled for the purpose of this Agreement if, in the good faith determination of the Board, based on sound medical advice, Executive has become physically or mentally incapable of performing his duties hereunder for a continuous period of 120 days, in which event Executive will be deemed permanently disabled upon the expiration of such 120-day period. In the event of a termination of this Agreement due to the death or permanent disability of Executive, Executive or his estate will be entitled only to the Base Salary and bonuses earned through the date of such death or disability, in accordance with Section 3(a) above, and will receive in addition severance payment as outlined with Section 5(d)(ii). During any period that Executive fails to perform Executives duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period), Executive shall continue to receive the compensation and benefits provided by Section 3 hereof until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

                      (c) Executive's Termination for Cause. The Company will have the right to terminate Executive's employment hereunder for "Cause" at any time effective upon giving notice to Executive of the facts and circumstances constituting such Cause. For such purposes, "Cause" shall mean the occurrence of one or more of the following: (i) conviction of or plea of nolo contendere to any crime (whether or not involving the Company) constituting a felony or involving an act of embezzlement, fraud or theft with respect to the property of the Company; (ii) habitual alcohol or drug abuse on the job or in a manner affecting Executive's job performance; (iii) the intentional breach of fiduciary duty to the Company; (iv) gross neglect or intentional misconduct in the performance of Executive's duties hereunder which causes material loss, damage or injury to or otherwise materially endangers the property, reputation or employees of the Company; (v) material

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        incompetence or failure or refusal to perform the duties required by this Agreement as may be assigned to Executive; provided such duties are commensurate with the Executive's position, after a written demand is delivered to Executive by the Company which specifically identifies the manner in which such Company believes that Executive has engaged in incompetence or failure or refusal to perform the duties required, and Executive is given ten (10) days to correct the alleged incompetence or failure or refusal to perform the duties required; (vi) commission of any other action with the intent to materially harm or injure the Company; or (vii) the material breach of any provision of this Agreement by Executive, after a written demand is delivered to Executive by the Company which specifically identifies the manner in which such Company believes that Executive has breached the agreement, and Executive is given ten (10) days to correct the alleged breach.

                      (d)    Compensation Upon Termination.

                             (i) In the event the Company terminates Executive's
               employment for Cause pursuant to Section 5(c) above or Executive voluntarily resigns his employment, Executive will be entitled to only: (A) the compensation provided for in Section 3(a) hereof for the period of time ending with the date of termination; (B) compensation for any unused vacation that Executive may have accrued, as well as all earned benefits, up to and including the date of termination; (C) "COBRA" benefits to the extent required by applicable law; and (D) reimbursement for such expenses as Executive may have properly incurred on behalf of the Company as provided in Section 3(e) above prior to the date of termination.

                             (ii) In the event the Company terminates
               Executive's employment without Cause, in addition to the amounts payable pursuant to Section 3(a) and 5(d)(i) above, Executive will be entitled to receive a severance payment equal to the Base Salary that Executive would have otherwise received through the period of 6 months from the effective date of such termination, commencing with such date of termination, payable in one lump sum within thirty (30) days of the date of termination. In addition Executive will receive payment for three months outplacement service, provided however that in any case the Company's obligation to pay any severance, COBRA, or outplacement service payment to Executive, will be expressly conditioned upon the execution by Executive and delivery by him to the Company of a general release and waiver of all claims (employment-related and otherwise) against the Company and its affiliates and their respective officers, directors, employees and agents, and covenant not to sue any such party in connection with such released claims, in reasonable form provided by the Company.

                             (iii) The payments set forth in this Section
               5(d)(ii) will fully discharge all responsibilities of the Company to Executive under this Agreement or relating to or arising out of the termination of Executive's employment.


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               6.     Assignment and Transfer.

                      (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

                      (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

               7.     Unfair Competition by Executive.

                      (a) Executive agrees that all trade secrets, confidential or proprietary information with respect to the activities and businesses of the Company not generally available to the public, including, without limitation, personnel information, secret processes, know-how, customer lists, data bases, ideas, techniques, processes, inventions (whether patentable or not), and other technical plans, business plans, marketing plans, product plans, forecasts, contacts, strategies and information (collectively, "Proprietary Information") which were learned by Executive in the course of his employment by the Company and any other Proprietary Information received, developed or learned by Executive hereafter in the course of his future employment by or in association with the Company are confidential and will be kept and held in confidence and trust as a fiduciary by Executive. Executive will not use or disclose Proprietary Information except as necessary in the normal course of the business of the Company for its sole and exclusive benefit, unless Executive is compelled so to disclose under process of law, in which case Executive will first notify the Company promptly after receipt of a demand to so disclose. Upon termination of Executive's employment with the Company for any reason, he will immediately deliver to the Company all tangible, written, graphical, machine readable and other materials (including all copies) in his possession or under his control containing or disclosing Proprietary Information. Executive will not disclose to the Company or use in connection with his employment on behalf of the Company any confidential information of any third party. Executive represents to the Company that his employment with the Company, and his activities on its behalf, will not violate any obligation or commitment that Executive has to any third party.

                      (b) For a period of two (2) years following the termination of his employment with the Company for any reason, Executive will not, without the Company's express written consent, either on his own behalf or on behalf of another, solicit employees of the Company for the purpose of hiring them.

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                      (c) Executive and the Company acknowledge that: (i) each
        covenant and restriction contained in Sections 7 and 8 of this Agreement is necessary, fundamental, and required for the protection of the Company's business; (ii) such relate to matters which are of a special, unique, and extraordinary character that gives each of them a special, unique, and extraordinary value; and (iii) a breach of any such covenant or restriction will result in irreparable harm and damage to the Company which cannot be compensated adequately by a monetary award. Accordingly, it is expressly agreed that, in addition to all other remedies available at law or in equity, and notwithstanding anything to the contrary in
        Section 10 below, the Company will be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or restriction, or otherwise specifically to enforce the provisions contained in Sections 7 and 8 of this Agreement.

             8. Proprietary Matters. Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, or know-how that are generated or conceived by Executive during the term of this Agreement, whether so generated or conceived during Executive's regular working hours or otherwise, will be the sole and exclusive property of the Company, and Executive will, whenever requested to do so by the Company (either during the term of this Agreement or thereafter), execute and assign any and all applications, assignments and/or other instruments and do all things which the Company may deem necessary or appropriate in order to apply for, obtain, maintain, enforce and defend patents, copyrights, trade names or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes, or know-how, or in order to assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks, subject to California Labor Code section 2870, which reads as follows:

                      "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                             (1) Relate at the time of conception or reduction
                      to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer, or

                             (2) Result from any work performed by the employee
                      for the employer.

                      (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

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               9. Key-Man Insurance. Executive agrees to make himself available and to undergo, at the Company's request and expense, any physical examination or other procedure necessary to allow the Company to obtain a key-man insurance policy on Executive. If the Company obtains such policy, it will maintain the policy at its expense and all proceeds will be the sole property of the Company.

               10. Arbitration. The parties will attempt in good faith promptly by negotiations to resolve any dispute or controversy arising out of or relating to this Agreement or the employment or termination of Executive by the Company. If a party intends to be accompanied at a negotiation meeting by an attorney, the other party will be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and state rules of evidence.

               In the event the parties are unable to settle such controversy amicably through negotiations, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association provided that: (i) the arbitrator will be instructed and empowered to take whatever steps to expedite the arbitration as he or she deems reasonable; (ii) each party will bear its own costs in connection with the arbitration; (iii) the arbitrator's judgment will be final and binding on the parties, except that it may be challenged on the grounds of fraud or gross misconduct; and (iv) the arbitration will be held in San Francisco, California. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. The parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in New York, New York.

               11. Approval of Plan. The Company hereby represents that its Board of Directors has approved the Option Plan.

               12.    Miscellaneous.

                      (a) Governing Law; Interpretation. This Agreement and its Exhibits will be governed by the substantive laws of the State of California. The headings and captions of the Sections of this Agreement are for convenience only and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions set forth herein.

                      (b) Assignment. This Agreement is personal to Executive and he may not assign any of his rights or delegate any of his obligations hereunder without first obtaining the prior written consent of the Board of Directors of the Company.

                      (c) Notices. Any notice, request, claim or other communication required or permitted hereunder will be in writing and will be deemed to have been duly given if delivered by hand or if sent by certified mail, postage and certification prepaid, to Executive at his residence (as noted in the Company's records), or to the Company at its address as set forth below its signature on the signature page of this Agreement, or to

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        such other address or addresses as either party may have furnished to the other in writing in accordance herewith.

                      (d) Severability. In the event any provision of this Agreement or the application of any such provision to either of the parties is held by a court of competent jurisdiction to be contrary to law, such provision will be deemed amended to the extent necessary to comply with such law, and the remaining provisions of this Agreement will remain in full force and effect.

                      (e) Entire Agreement; Amendments. This Agreement together with Exhibit A constitutes the final and complete expression of all of the terms of the understanding and agreement between the parties hereto with respect to the subject matter hereof, and this Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements or contracts, whether written or oral, between the parties respecting the subject matter hereof. Except as provided in Section 12(d) above, this Agreement may not be modified, amended, altered or supplemented except by means of the execution and delivery of a written instrument mutually executed by both parties.

        13. Executive Acknowledgment. Executive acknowledges, that he has been given the opportunity to consult with legal counsel concerning the rights and obligations arising under this Agreement (including for purposes of this Section 13, the Stock Option Agreement and the related Stock Option Plan), that he has read and understands each and every provision of this Agreement, and that he is fully aware of the legal effect and implications of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NOVO MEDIA GROUP, INC.                              Executive


By: /s/ HARRY SCHLOUGH
   --------------------------------

Its: PRESIDENT & COO                         /s/ ANDREW SIEVERS          11-1-99
    -------------------------------          -----------------------------------
                                             Andrew Sievers



Address:                                     Address:
                                              Fax:

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Fax: